Certificate of Designation of Rights and Preferences
                          for Series H Preferred Stock
                                       of
                                Fonix Corporation

         Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Fonix Corporation, a Delaware corporation (the "Company"), does hereby certify:

         FIRST: That pursuant to authority expressly vested in it by the Company's Certificate of Incorporation, as amended, the Board of Directors of the Company has adopted the following resolution establishing a new series of Preferred Stock of the Company, consisting of Two Thousand (2,000) shares designated "Series H Preferred Stock," with such powers, designations, preferences, and relative participating, optional, or other rights, if any, and the qualifications, limitations, or restrictions thereof, as are set forth in the resolution:

                  RESOLVED, that the Company's Board of Directors hereby approves the designation and issuance of the Series H Preferred Stock according to the terms and conditions as set forth in Exhibit A and authorizes and instructs the Company's executive officers to proceed in filing the Certificate of Designation with the State of Delaware and to take such other action as shall be appropriate in connection with the issuance of the Series H Preferred Stock.

         SECOND: That said resolution of the Board of Directors of the Company was duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true. Dated this 24th day of February, 2004.

                               Fonix Corporation



                               By:_______________________________________
                               Name: ____________________________________
                               Title: _____________________________________

                         SERIES H PREFERRED STOCK TERMS


                  Section 1. Designation, Amount and Par Value. The series of preferred stock shall be designated as Series H Preferred Stock (the "Preferred Stock"), and the number of shares so designated and authorized shall be Two Thousand (2,000). Each share of Preferred Stock shall have a par value of $0.0001 per share and a stated value of $10,000 per share (the "Stated Value").

                  Section 2.        Dividends.

                  (a) Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company, and the Company shall pay, commencing on March 31, 2004, cumulative dividends on the Preferred Stock at the rate per share (as a percentage of the Stated Value per share) equal to five percent (5%) per annum, payable in cash or shares of Common Stock at the option of the Company. The number of shares of Common Stock issuable as payment of dividends hereunder shall equal the aggregate dollar amount of dividends then being paid, divided by the average Closing Bid Price of the Company's Common Stock for the five (5) Trading Days immediately prior to the date the dividend is declared. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue on such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. Dividends will be payable as and when declared or as provided herein. The holder of the Preferred Stock on an applicable record date for any dividend payment will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such dividend payment date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date but prior to the applicable dividend payment date. Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the holders of the Preferred Stock based upon the number of shares then held by each holder in proportion to the total number of shares of Preferred Stock then outstanding. In order for the Company to exercise its right to pay dividends in Common Stock, the Company shall, no less than five
(5) Trading Days before the proposed date of such payment, provide the holders of the Preferred Stock written notice of its intention to pay dividends in Common Stock.

                  (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends on the Preferred Stock (and must deliver cash in respect thereof) if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is either insufficient to issue such dividends in shares of Common Stock or the Company has not duly reserved for issuance in respect of such dividends a sufficient number of shares of Common Stock, (ii) such shares are not registered for resale pursuant to an effective Underlying Securities Registration Statement unless the Underlying Shares may then be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act of 1933, as amended (the "Securities Act"), as determined by counsel to the Company pursuant to a written opinion letter, addressed and acceptable to the

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



Company's transfer agent or other Person performing functions similar thereto,
(iii) such shares are not listed for trading on the Principal Trading Market, or
(iv) the issuance of such shares would result in the recipient thereof beneficially owning, determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, more than 4.999% of the then issued and outstanding shares of Common Stock.

                  Section 3.        Voting Rights; Protective Provisions.

                  (a) Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights.

                  (b) The Company shall not, without the affirmative vote or written consent of the holders of not less than sixty-six percent (66%) of the then issued and outstanding shares of the Preferred Stock:

                           (1) authorize or issue any securities with any rights that are senior to or on parity with the Preferred Stock;

                           (2)      sell or otherwise transfer all or
                                    substantially all of its assets, tangible or intangible, grant any exclusive rights or license to the Company's products or intangible assets (except for certain exclusive arrangements that the Company makes in the ordinary course of business), or merge with or consolidate into any other entity in a transaction or series of related transactions;

                           (3) purchase, redeem, or otherwise acquire any of the Company's outstanding equity securities, except pursuant to (i) options, warrants, or preferred stock issued prior to the Original Issue Date, (ii) any agreements providing for anti-dilution or other stock purchase, conversion, redemption or share issuance rights in existence on the Original Issue Date, or (iii) any employee benefit or similar plan of the Company in existence on the Original Issue Date or duly adopted thereafter;

                           (4) make any changes in the rights, preferences, or privileges of the Preferred Stock;

                           (5) amend or repeal or add any provision to the Company's Certificate of Incorporation or Bylaws, if such action would adversely affect the preferences, rights, privileges, or powers of, or restrictions provided for the benefit of, the Preferred Stock;


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



                           (6) take any other action materially and adversely affecting the Preferred Stock; or

                           (7) authorize any changes in material accounting methods, policies or practices of the Company (except for newly adopted or effective accounting principles) or change the Company's auditors without the prior written consent of a majority of the Board, which must include the consent of one of the designees of the Preferred Stock;

provided, however, that the provisions of subsections (2) and (3) above shall not apply at any time when the aggregate stated value of the Preferred Stock outstanding at the time shall be less than five million dollars ($5,000,000).

                  Section 4.        Liquidation.

                  (a) Liquidation, Dissolution or Winding Up. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the funds available for distribution, after payment to creditors, shall be paid out as follows:

         (1) the holders of the Company's Series A Preferred Stock (the "Series A Preferred"), the Preferred Stock, and any subsequently issued preferred stock having liquidation rights equal to the Preferred Stock shall be entitled to receive, prior and in preference to the holders of any junior class of preferred stock (the "Junior Preferred") and the Common Stock, amounts equal to the liquidation price applicable to the Series A Preferred and the Preferred Stock and any such subsequently issued preferred stock having liquidation rights equal to the Preferred Stock, which liquidation price for the Preferred Stock shall be equal to the aggregate Stated Value of the shares of the Preferred Stock then outstanding plus any accrued but unpaid dividends thereon (through the date of payment); then

         (2) the holders of Junior Preferred, if any, shall be entitled to receive, prior and in preference to the holders of Common Stock an amount equal to the liquidation price applicable to the Junior Preferred; and thereafter,

         (3) any remaining assets shall be paid out on a pro rata basis to the holders of Common Stock.

                  (b) Sale or Merger. The closing of any transaction involving the sale of all or substantially all of the assets of the Company (or any series of related transactions resulting in the sale or other transfer of all or substantially all of the assets of the Company) or a merger, reorganization or other transaction in which holders of a majority of the outstanding voting control of the Company immediately prior to the transaction do not own a majority of the outstanding voting

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



shares of the surviving corporation, shall be deemed to be a liquidation, and shall entitle the holders of the Series H Preferred Stock, at their option, to the payments specified in clause (a)(1), above.

                  Section 5. Conversion. The shares of Preferred Stock are not convertible at any time into shares of Common Stock.

                  Section 6. Redemption. The Company shall have the option but not the obligation, exercisable at any time, to redeem all or any portion of the Preferred Stock. Redemption shall be accomplished by the Company's delivery of written notice to the holders of the Preferred Stock of the amount of the Preferred Stock to be redeemed, together with payment in full of the Redemption Price for the shares of the Preferred Stock to be redeemed. Any redemption of the Preferred Stock shall be pro rata among all holders of the Preferred Stock. The Company shall be entitled to rely on its books and records to ascertain the identity of the record owners of the Preferred Stock.

                  Section 7. Participation. In the event of a declaration of any dividend on the Company's Common Stock, the holders of the Preferred Stock outstanding on the record date shall receive as a class an amount equal to Three Percent (3%) of the aggregate Common Stock dividend.

                  Section 8. Definitions. For the purposes hereof, the following terms shall have the following meanings:

                  "Closing Bid Price" shall mean the 4:00 P.M. closing bid price of the Common Stock (in U.S. Dollars) on the Principal Trading Market on the relevant Trading Day(s), as reported by the Reporting Service.

                  "Common Stock" means the Class A common stock, $.0001 par value per share, of the Company, and stock of any other class into which such shares may hereafter have been reclassified or changed.

                  "Company" means Fonix Corporation, a Delaware corporation.

                  "Original Issue Date" means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

                  "Person" means an individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.


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


                  "Principal Trading Market" means the Nasdaq SmallCap Market, the OTC Bulletin Board ("OTC BB") or any other exchange, market or trading facility in which the Common Stock is then listed for trading or quoted at the relevant time (other than the "pink sheets").

                  "Redemption Price" means amount equal to the sum of (x) any accrued but unpaid dividends plus (y) the Stated Value multiplied by the Redemption Percentage determined as follows:

   Payment of Redemption Price Made
   in Relation to Original Issue Date                   Redemption Percentage

   before the second anniversary                                 102%
   thereafter but before third anniversary                       104%
   thereafter but before fourth anniversary                      106%
   thereafter                                                    108%

                  "Reporting Service" means Bloomberg LP or if that service is not then reporting the relevant information regarding the Common Stock, a comparable reporting service of national reputation selected by a majority in interest of the Holders of the Preferred Stock and reasonably acceptable to the Company.

                  "Trading Day" means (a) a day on which the Common Stock is traded on the OTC BB or other stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not quoted on the Principal Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Reporting Service or the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

                  "Underlying Shares" means the shares of Common Stock issuable on account of dividends on or with respect to the Preferred Stock.

                  "Underlying Securities Registration Statement" shall mean a registration statement under the Securities Act prepared by the Company and filed with the Securities and Exchange Commission in accordance with the Registration Rights Agreement, covering the resale of the Underlying Shares and naming the holders of the Preferred Stock as "selling stockholders" thereunder.

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